Exhibit 99.1

NeoGenomics Appoints Dr. Lawrence M. Weiss as Chief Scientific Officer

Ft. Myers, Florida - December 10, 2018 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, today announced the appointment of Lawrence M. Weiss, M.D. as Chief Scientific Officer. Dr. Weiss joined NeoGenomics and has served as Medical Director and Laboratory Director for NeoGenomics Laboratories since joining NeoGenomics as part of the Clarient acquisition in 2015.
“We are delighted to announce Dr. Weiss as our Chief Scientific Officer,” said Douglas M. VanOort, NeoGenomics’ Chairman and CEO.  “Larry is a highly-regarded thought-leader in the oncology and pathology community, with years of medical and scientific leadership experience at NeoGenomics and other organizations. As Chief Scientific Officer, Dr. Weiss is responsible for driving NeoGenomics scientific innovation initiatives and advancing our reputation in the oncology diagnostics community.”
Dr. Weiss holds a B.S. from the University of Maryland at College Park, where he graduated as Class Valedictorian, Summa cum Laude, and Phi Sigma, and an M.D. from the University of Maryland School of Medicine where he received the Faculty Gold Medal for Outstanding Qualifications for the Practice of Medicine, the university’s highest award, the Francis Donaldson Award for Highest Achievement in Pathology, and graduated with the additional honors of Summa cum Laude and Alpha Omega Alpha. He has won the Arthur Purdy Stout Award, the Benjamin Castleman Award, and USCAP’s Young Investigator Award (now called Ramzi Cotran Award).
Prior to joining NeoGenomics, Dr. Weiss served as Laboratory Director for Clarient Diagnostic Services and as Chairman of the Department of Pathology and Director of Laboratories for City of Hope National Medical Center. Dr. Weiss is currently Visiting Professor in the Department of Pathology and Medicine for the University of California at Irvine and is Chairman Emeritus of Pathology at City of Hope National Medical Center.
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services.  The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer.  The Company’s Pharma Services division serves pharmaceutical clients in clinical trials and drug development.
Headquartered in Fort Myers, FL, NeoGenomics operates CLIA certified laboratories in Aliso Viejo and Fresno, California; Tampa and Fort Myers, Florida; Houston, Texas; Nashville, Tennessee and Rolle, Switzerland.  NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States. For additional information about NeoGenomics, visit http://neogenomics.com/.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including the estimated effect of the Genoptix acquisition on our financial statements.  These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan, as well as additional factors discussed under the heading “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-K filed with the SEC on March 13, 2018.  As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC.  In addition, it is the Company’s practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com/.
Forward-looking statements represent the Company’s estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company’s estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.
For further information, please contact:
NeoGenomics, Inc.
William Bonello
Chief Strategy and Corporate Development Officer
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com